AMENDED AND RESTATED
BYLAWS
OF
QNITY ELECTRONICS, INC.
(a Delaware corporation)

EFFECTIVE AS OF NOVEMBER 1, 2025

TABLE OF CONTENTS

ARTICLE I CAPITAL STOCK		7
1.1	Certificates	7
1.2	Record Ownership	7
1.3	Transfer of Record Ownership	7
1.4	Lost Certificates	7
1.5	Transfer Agents; Registrars; Rules Respecting Certificates	8
1.6	Record Date	8
ARTICLE II MEETINGS OF STOCKHOLDERS		8
2.1	Annual Meeting	8
2.2	Special Meetings	8
2.3	Notice	10
2.4	List of Stockholders	10
2.5	Quorum	10
2.6	Organization	10
2.7	Voting	11
2.8	Election of Directors	11
2.9	Inspectors of Election	12
2.10	Notification of Stockholder Nominations and Other Business	12
2.11	Proxy Access for Director Nominations	18
ARTICLE III BOARD OF DIRECTORS		28
3.1	Number and Qualifications	28
3.2	Term	28
3.3	Resignation	28
3.4	Vacancies	28
3.5	Regular Meetings	28
3.6	Special Meetings	29
3.7	Notice of Special Meetings	29
3.8	Place of Meetings	29
3.9	Participation in Meetings by Other Communications Equipment	29
3.10	Quorum	29
3.11	Chairperson of the Board	29
3.12	Organization	29
3.13	Compensation of Directors	29
3.14	Action by Written Consent	30
3.15	Interested Transactions	30
3.16	Committees of the Board of Directors	30
ARTICLE IV OFFICERS		31
4.1	Positions and Election	31
4.2	Term	31
4.3	Resignation	31
4.4	Vacancies	32
4.5	Chief Executive Officer	32
4.6	Business Presidents; Vice Presidents	32
4.7	Secretary; Assistant Secretary	32

4.8	Treasurer; Assistant Treasurer	32
4.9	Delegation of Authority	32
4.10	Voting Securities Owned by the Company	32
ARTICLE V INDEMNIFICATION		33
5.1	Mandatory Indemnification	33
5.2	Permitted Indemnification	33
5.3	Expenses Payable in Advance	34
5.4	Judicial Determination of Mandatory Indemnification or Mandatory Advancement of Expenses	34
5.5	Nonexclusivity	34
5.6	Insurance	35
5.7	Definitions	35
5.8	Survival	35
5.9	Repeal, Amendment or Modification	36
ARTICLE VI MISCELLANEOUS		36
6.1	Seal	36
6.2	Waiver of Notice	36
6.3	Forum for Adjudication of Certain Disputes	36
6.4	Offices	37
6.5	Fiscal Year	37
6.6	Contracts	37
6.7	Checks, Notes, Drafts, Etc.	37
6.8	Dividends	37
6.9	Conflict with Applicable Law or Certificate of Incorporation	38
ARTICLE VII AMENDMENT OF BYLAWS		38
7.1	Amendment of Bylaws	38
7.2	Series A Preferred Stockholders	38

ARTICLE I
CAPITAL STOCK
1.1    Certificates. Shares of the capital stock of Qnity Electronics, Inc. (the “Company”) may be certificated or uncertificated in accordance with the General Corporation Law of the State of Delaware (as it now exists or hereafter may be amended, the “DGCL”); provided, that, commencing on or prior to the date of these Amended and Restated Bylaws (these “Bylaws”), the shares of common stock, par value $0.01 per share, of the Company shall be uncertificated, as provided by resolutions adopted by the Board of Directors of the Company (the “Board of Directors”, and each member thereof, a “Director”). To the extent any certificates are ever issued with respect to any class or series of a class of capital stock of the Company, every holder of stock represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and the Board of Directors, signed in the name of the Company by the Chairperson of the Board of Directors (the “Chairperson of the Board”) or the Chief Executive Officer or a Business President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, representing the number of shares registered in certificate form held by such holder. Any or all the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
1.2    Record Ownership. A record of the name and address of the holder of each certificate, the number of shares represented thereby and the date of issue thereof shall be made on the Company’s books. The Company shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by the laws of the State of Delaware. If certificated, the certificates of each class or series of a class of stock shall be numbered consecutively.
1.3    Transfer of Record Ownership. Subject to applicable laws, transfers of shares of stock of the Company shall be made on the books of the Company only by direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, if such shares are represented by a certificate, only upon the surrender to the Company or its transfer agent or other designated agent of the certificate representing such shares properly endorsed or accompanied by a properly executed written assignment of the shares evidenced thereby, which certificate shall be canceled before a new certificate or uncertificated shares are issued.
1.4    Lost Certificates. Any person claiming a stock certificate in lieu of one lost, stolen or destroyed shall give the Company an affidavit as to such person’s ownership of the certificate and of the facts which go to prove its loss, theft or destruction. Such person shall also, if required by policies adopted by the Board of Directors, give the Company a bond sufficient to indemnify the Company against any claim that may be made against it on account of the alleged loss of the certificate or the issuance of a new certificate or of uncertificated shares.
1.5    Transfer Agents; Registrars; Rules Respecting Certificates. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars. The Board of Directors may make such further rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the Company.
1.6    Record Date. The Board of Directors may fix in advance a date, not more than sixty (60) days or less than ten (10) days preceding the date of an annual or special meeting of stockholders and not more than sixty (60) days preceding the date of payment of a dividend or other distribution, allotment of rights or the date when any change, conversion or exchange of capital stock shall go into effect or for the purpose of any other lawful action, as the record date for determination of the stockholders entitled to notice of and to vote at any such meeting and any adjournment thereof, or to receive any such dividend or other distribution or allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to participate in any such other lawful action. Such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of and to vote at such meeting and any adjournment thereof, or to receive such dividend or other distribution or allotment of rights, or to exercise such rights, or to participate in any such other lawful action, as the case may be, notwithstanding any transfer of any stock on the books of the Company after any such record date fixed as aforesaid.
ARTICLE II
MEETINGS OF STOCKHOLDERS
2.1    Annual Meeting. The annual meeting of stockholders for the election of Directors and the transaction of such other business as may properly be brought before the meeting shall be held annually on a date and at a time and place, within or outside of the State of Delaware, as determined by the Board of Directors. The Board of Directors may postpone, reschedule or adjourn any previously scheduled annual meeting of stockholders.
2.2    Special Meetings.
(a)    Purpose. Special meetings of stockholders for any purpose or purposes (i) may be called by the Board of Directors, pursuant to a resolution adopted by a majority of the entire Board of Directors upon motion of a Director, and (ii) from and including the 2028 annual meeting of stockholders, shall be called by the Chairperson of the Board or the Secretary of the Company upon a written request from stockholders of the Company holding at least fifteen percent (15%) of the voting power of all the shares of capital stock of the Company then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of stockholders as set forth in these Bylaws. Any such request by stockholders shall (A) be delivered to, or mailed to and received by, the Secretary of the Company at the Company’s principal executive offices, (B) be signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting, (C) set forth the purpose or purposes of the meeting and (D) include the information required by Section 2.10 as applicable, and a representation by such stockholder(s) that within five (5) business days after the record date for any such special meeting, it will provide such information as of the record date for such special meeting to the extent not previously provided.
(b)    Date, Time and Place. A special meeting, whether called by the Board of Directors or called at the request of stockholders shall be held at such date, time and place, within or outside of the State of Delaware, as determined by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting by one or more stockholders who satisfy the requirements of this Section 2.2 is delivered to or received by the

Secretary, unless a later date is required in order to allow the Company to file the information required under Item 8 (or any comparable or successor provision) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if applicable. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if: (i) the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law or (ii) the Board of Directors has called or calls for an annual meeting of stockholders to be held within ninety (90) days after the request for the special meeting is delivered to or received by the Secretary and the Board of Directors determines in good faith that the business of such annual meeting includes (among any other matters properly brought before such annual meeting) the business specified in the stockholders’ request. A stockholder may revoke a request for a special meeting at any time by written revocation delivered to, or mailed to and received by, the Secretary. If, at any time after receipt by the Secretary of the Company of a proper request for a special meeting of stockholders, there are no longer valid requests from stockholders holding in the aggregate at least the requisite number of shares entitling the stockholders to request the calling of a special meeting, whether because of revoked requests or otherwise, the Board of Directors, in its discretion, may cancel the special meeting (or, if the special meeting has not yet been called, may direct the Chairperson of the Board or the Secretary of the Company not to call such a meeting).
(c)    Conduct of Meeting. At any such special meeting, only such business may be transacted as is set forth in the notice of special meeting. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders. If none of the stockholders who submitted the request for a special meeting appears or sends a qualified representative to present the nominations proposed to be presented or other business proposed to be conducted at the special meeting, the Company need not present such nominations or other business for a vote at such meeting. The chairperson of a special meeting shall determine all matters relating to the conduct of the meeting, including, but not limited to, determining whether any nomination or other item of business has been properly brought before the meeting in accordance with these Bylaws, and if the chairperson of the meeting should so determine and declare that any nomination or other item of business has not been properly brought before the special meeting, then such business shall not be transacted at such meeting.
2.3    Notice. Notice (either written or as otherwise permitted by the DGCL) of each meeting of stockholders, whether annual or special, stating the date, time, place and, with respect to a special meeting, purpose thereof, shall be distributed (either by the U.S. Postal Service or as otherwise permitted by the DGCL) by the Secretary or Assistant Secretary not less than ten (10) days nor more than sixty (60) days before the date of such meeting to every stockholder entitled to vote thereat.
2.4    List of Stockholders. A complete list of the stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared by the Secretary at least ten (10) days before every meeting of stockholders and shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days before the meeting during ordinary business hours at the principal place of business of the Company.
2.5    Quorum. The holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote with respect to the purposes for which the meeting is called, present in person or represented by proxy, shall constitute a quorum, except as otherwise required by the

DGCL. If a quorum does not exist, the chairperson of the meeting or a majority in interest of the stockholders present in person or represented by proxy may adjourn the meeting from time to time without notice other than announcement at the meeting, until a quorum shall be obtained. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.
2.6    Organization. The Chairperson of the Board, or, in the absence of the Chairperson of the Board, the independent Lead Director (if any), or, in the absence of the Chairperson and independent Lead Director, a member of the Board of Directors selected by the majority of the entire Board of Directors, shall preside at meetings of stockholders (including special meetings of stockholders) as chairperson of the meeting and shall determine the order of business for such meeting. The Secretary of the Company shall act as secretary at all meetings of stockholders, but in the absence of the Secretary, the chairperson of the meeting may appoint a secretary of the meeting. Rules governing the procedures and conduct of meetings of stockholders shall be determined by the chairperson of the meeting.
2.7    Voting. Subject to all of the rights of the preferred stock provided for by resolution or resolutions of the Board of Directors pursuant to Article IV of the Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) or by the DGCL, each stockholder entitled to vote at a meeting shall be entitled to one vote, in person or by proxy (either written or as otherwise permitted by the DGCL), for each voting share held of record by such stockholder. The votes for the election of Directors and, upon the demand of any stockholder the vote upon any matter before the meeting, shall be by written ballot. Except as otherwise required by the DGCL or as specifically provided for in the Certificate of Incorporation or these Bylaws, in any question or matter brought before any meeting of stockholders (other than the election of Directors), the affirmative vote of the holders of voting shares present in person or by proxy representing a plurality of the votes actually cast on any such question or matter at a meeting where there is a quorum shall be the act of the stockholders.
2.8    Election of Directors.
(a)    Directors shall be elected by the vote of a majority of the votes cast at a meeting where there is a quorum; except that, notwithstanding the foregoing, Directors shall be elected by a plurality of the votes cast at a meeting where there is a quorum if as of the record date for such meeting the number of nominees exceeds the number of Directors to be elected. For purposes of the foregoing sentence, a majority of the votes cast means that the number of shares voted “for” a Director nominee must exceed the number of shares voted “against” that Director nominee.
(b)    Promptly following the annual meeting of stockholders at which a Director candidate is elected or reelected as a Director, such person shall submit an irrevocable resignation, that will be effective upon (i) the failure to receive the required vote at the next annual meeting of the stockholders at which such Director faces reelection and (ii) the Board of Directors acceptance of such resignation in accordance with the procedures specified in the Company’s Corporate Governance Guidelines.
(c)    To be eligible to be a nominee for election or reelection as a Director, and as a qualification for service as a Director, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 2.10 or Section 2.11, as applicable) to the Secretary at the principal executive offices of the Company (i) a written representation and agreement that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company in such representation and agreement or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such person’s nomination or service or action as a Director that has not been disclosed to the Company in such representation and agreement, (C) will comply with the requirements of Section 2.8(b), (D) would be in compliance, if elected as a Director, and will comply with the Company’s Director Code of Conduct (including, without limitation, the Director confidentiality policies therein) and the Company’s Corporate Governance Guidelines, stock ownership and trading policies and guidelines and any other policies or guidelines of the Company applicable to Directors and (E) will make such other acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all Directors, including promptly submitting all completed and signed questionnaires required of the Company’s Directors; and (ii) an executed copy of any and all Director resignation letter(s) referenced in the “Compliance and Reporting” section of the Company’s Director Code of Conduct.
2.9     Inspectors of Election. In advance of any meeting of stockholders, the Board of Directors or the chairperson of the meeting shall appoint one or more inspectors to act at the meeting and make a written report thereof. The chairperson of the meeting may designate one or more persons as alternate inspectors to replace any inspector who fails or is unable to act. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. At each meeting of stockholders, the inspector(s) shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s), and certify the inspectors’ determination of the number of shares represented at the meeting and the count of all votes and ballots. The inspector(s) may appoint or retain other persons or entities to assist the inspector(s) in the performance of the duties of the inspector(s). Any report or certificate made by the inspector(s) shall be prima facie evidence of the facts stated therein.
2.10    Notification of Stockholder Nominations and Other Business.
(a)    Annual Meeting.
(i)    Nominations of persons for election to the Board of Directors and the proposal of business other than nominations to be considered by the stockholders may be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors, (B) by any stockholder of the Company who is a stockholder of record at the time the notice provided for in this Section 2.10 is delivered to, or mailed to and received by, the Secretary of the Company, who is entitled to vote at such annual meeting of stockholders and who complies with (x) the notice procedures and disclosure requirements set forth in this Section 2.10 and (y) in the case of nominations, the requirements of Rule 14a-19 under the Exchange Act or (C) in the case of stockholder nominations to be included in the Company’s proxy statement for an annual meeting of stockholders, by an Eligible Stockholder (as defined below) who satisfies the notice, ownership and other requirements of Section 2.11.
(ii)    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (B) of Section 2.10(a)(i), such stockholder must have given timely written notice thereof in proper form to the Secretary of the Company and such proposed business must be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Company: not later than the close of business on the ninetieth (90th) day or earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date on which the Company first distributed its proxy materials for the prior year’s annual meeting of stockholders of the Company; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within thirty (30) days before or after the first anniversary of the prior year’s annual meeting of stockholders, notice by the stockholder in order to be timely must be so delivered, or so mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the date on which public disclosure (as defined below) of the date of such annual meeting is first made by the Company. In no event shall the public disclosure of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth:
(A)    as to each person, if any, whom such stockholder proposes to nominate for election or reelection as a Director: (1) all information relating to such person that would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a Director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (2) the written consent of the nominee to being named as a nominee in any proxy statement relating to the annual meeting or special meeting, as applicable, and to serving as a Director if elected and a completed and signed representation and agreement as required by Section 2.8(c) and (3) any information that such person would be required to disclose pursuant to clause (ii)(C) of this Section 2.10(a), if such person were a stockholder purporting to make a nomination or propose business pursuant thereto;
(B)    as to any other business that such stockholder proposes to bring before the meeting: (1) a brief description of the proposed business desired to be brought before the meeting, (2) the text of the proposal or proposed business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (3) the reasons for conducting such business at the meeting, (4) any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed, (5) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (6) a description of all agreements, arrangements or understandings between or among such stockholder, or any affiliates or associates of such stockholder, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder or any affiliates or associates of such stockholder, in such business, including any anticipated benefit therefrom to such stockholder, or any affiliates or associates of such stockholder and (7) the information required by Section 2.10(a)(ii)(A) above; and
(C)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed: (1) the name and address of such stockholder, as they appear on the Company’s books, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (2) the class and number of shares of capital stock of the Company which are beneficially owned (as defined below) and owned of record by such stockholder and owned by the beneficial owner, if any, on whose behalf the nomination is made as of the date of the notice, and a representation that such stockholder shall notify the Company in writing within five (5) business days after the record date for such meeting of the class and number of shares of capital stock of the Company beneficially owned by such stockholder or beneficial owner as of the record date for the meeting, (3) a written representation (from the stockholder giving notice) that such stockholder is the holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination or nominations or other business specified in the notice, (4) a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder or the beneficial owner, if any, on whose behalf the nomination is made and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to such stockholder or the beneficial owner, if any, on whose behalf the nomination is made) and a representation that such stockholder shall notify the Company in writing within five (5) business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, such stockholder or the beneficial owner, if any, on whose behalf the nomination is made or any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes of any class of the Company’s capital stock for, or maintain, increase or decrease the voting power of such stockholder or the beneficial owner, if any, on whose behalf the nomination is made or any of their affiliates or associates with respect to shares of stock of the Company and a representation that such stockholder shall notify the Company in writing within five (5) business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, (6) in the case of a nomination, a representation that such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least 67% of the voting power of the Company’s outstanding capital stock entitled to vote in the election of Directors and (7) in the case of a nomination, all other information required under Rule 14a-19 under the Exchange Act.
(iii)    The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director, including information relevant to a determination whether such proposed nominee can be considered an independent Director or that could be material to a reasonable stockholders’ understanding of the independence, or lack thereof.
(iv)    A stockholder providing a notice of nomination shall further update and supplement such notice to provide evidence that the stockholder has solicited proxies from holders of at least 67% of the voting power of the Company’s outstanding capital stock entitled to vote in the election of Directors, and such update and supplement be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Company not later than five (5) business days after the stockholder files a definitive proxy statement in connection with the annual meeting or special meeting of stockholders, as applicable.
(v)    This Section 2.10(a) shall not apply to a proposal proposed to be made by a stockholder if such stockholder has notified the Company of his, her or its intention to present the proposal at an annual or special meeting of stockholders only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such meeting.
(b)    Special Meeting. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which Directors are to be elected pursuant to the Company’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder of the Company who is a stockholder of record at the time the notice provided for in this Section

2.10(b) is delivered to, or mailed to and received by, the Secretary of the Company and at the time of the special meeting, who is entitled to vote at the special meeting and upon such election, and who complies with (x) the notice procedures set forth in this Section 2.10 as to such nomination and (y) the requirements of Rule 14a-19 under the Exchange Act. In the event the Board of Directors calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, any such stockholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the notice required by Section 2.10(a)(ii) shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made by the Company. Such stockholder’s notice shall set forth the information required by Section 2.10(a)(ii) and Section 2.10(a)(iii) and be updated and supplemented as required by Section 2.10(a)(iv). In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(c)    General.
(i)    Only such persons who are nominated in accordance with the procedures set forth in this Section 2.10 or Section 2.11 shall be eligible to be elected at any meeting of stockholders of the Company to serve as Directors and only such other business shall be conducted at a meeting of stockholders as shall have been properly brought before the meeting in accordance with the procedures set forth in this Section 2.10 or Section 2.11, as applicable. The chairperson of the special meeting, as determined pursuant to Section 2.6, shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.10. If any proposed nomination or other business was not made or proposed in compliance with this Section 2.10 or Section 2.11, as applicable, or the solicitation in support of the nominees other than the Company’s nominees was not conducted in compliance with Rule 14a-19 under the Exchange Act then, except as otherwise provided by law, the chairperson of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder does not provide the information required under clauses (2), (4) and (5) of Section 2.10(a)(ii)(C) to the Company within five (5) business days following the record date for an annual or special meeting of stockholders, or if the stockholder does not provide the update and supplement required by Section 2.10(a)(iv) within five (5) business days of filing a definitive proxy statement, or if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or proposed other business, such nomination shall be disregarded and such proposed other business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of such writing) delivered to the Company prior to the making of such nomination or proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.
(ii)    For purposes of this Section 2.10, “public disclosure” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or any document publicly filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13, 14 or 15(d) of the Exchange Act. For purposes of clause (2) of Section 2.10(a)(ii)(C), shares shall be treated as “beneficially owned” by a person if the person beneficially owns such shares, directly or indirectly, for purposes of Section 13(d) of the Exchange Act and Regulations 13D and 13G thereunder or has or shares pursuant to any agreement, arrangement or understanding (whether or not in writing): (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both), (B) the right to vote such shares, alone or in concert with others and/or (C) investment power with respect to such shares, including the power to dispose of, or to direct the disposition of, such shares.
2.11    Proxy Access for Director Nominations.
(a)    Eligibility. Subject to the terms and conditions of these Bylaws, in connection with an annual meeting of stockholders at which Directors are to be elected, the Company (A) shall include in its proxy statement and on its form of proxy the names of, and (B) shall include in its proxy statement the “Additional Information” (as defined below) relating to, a number of nominees specified pursuant to Section 2.11(b)(i) (the “Authorized Number”) for election to the Board of Directors submitted pursuant to this Section 2.11 (each, a “Stockholder Nominee”), if:
(i)    the Stockholder Nominee satisfies the eligibility requirements in this Section 2.11;
(ii)    the Stockholder Nominee is identified in a timely notice (the “Stockholder Notice”) that satisfies this Section 2.11 and is delivered by a stockholder that qualifies as, or is acting on behalf of, an Eligible Stockholder (as defined below); and
(iii)    the Eligible Stockholder satisfies the requirements in this Section 2.11 and expressly elects at the time of the delivery of the Stockholder Notice to have the Stockholder Nominee included in the Company’s proxy materials.
(b)    Definitions.
(i)    The maximum number of Stockholder Nominees appearing in the Company’s proxy materials with respect to an annual meeting of stockholders (the “Authorized Number”) shall not exceed the greater of (x) two or (y) twenty percent (20%) of the number of Directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.11 with respect to the annual meeting of stockholders, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%); provided that the Authorized Number shall be reduced by (A) the number of individuals (if any) included in the Company’s proxy materials as nominees recommended by the Board of Directors pursuant to an agreement, arrangement or other understanding with a stockholder or group of stockholders (other than any such agreement, arrangement or other understanding entered into in connection with an acquisition of stock from the Company by such stockholder or group of stockholders) and (B) the number of nominees (if any) who were previously elected to the Board of Directors as Stockholder Nominees at any of the preceding two (2) annual meetings of stockholders and who are nominated for election at the annual meeting of stockholders by the Board of Directors as a Director nominee. For purposes of determining when the Authorized Number has been reached, any individual nominated by an Eligible Stockholder for inclusion in the Company’s proxy materials pursuant to this Section 2.11 whose nomination is subsequently withdrawn or whom the Board of Directors decides to nominate for election to the Board of Directors shall be counted as one of the Stockholder Nominees. In the event that one or more vacancies for any reason occurs after the date of the Stockholder Notice but before the annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Authorized Number shall be calculated based on the number of Directors in office as so reduced.
(ii)    To qualify as an “Eligible Stockholder,” a stockholder or a group as described in this Section 2.11 must:
(A)    Own and have Owned (as defined below), continuously for at least three (3) years as of the date of the Stockholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of shares of the Company that are entitled to vote generally in the election of Directors) that represents at least three percent (3%) of the outstanding shares of the Company that are entitled to vote generally in the election of Directors as of the date of the Stockholder Notice (the “Required Shares”); and
(B)    thereafter continue to Own the Required Shares through such annual meeting of stockholders.
For purposes of satisfying the ownership requirements of this Section 2.11(b)(ii), a group of not more than twenty (20) stockholders and/or beneficial owners may aggregate the number of shares of the Company that are entitled to vote generally in the election of Directors that each group member has individually Owned continuously for at least three (3) years as of the date of the Stockholder Notice if all other requirements and obligations for an Eligible Stockholder set forth in this Section 2.11 are satisfied by and as to each stockholder or beneficial owner comprising the group whose shares are aggregated. No shares may be attributed to more than one Eligible Stockholder, and no stockholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one Eligible Stockholder under this Section 2.11. A group of any two or more funds shall be treated as only one stockholder or beneficial owner for this purpose if they are (1) under common management and investment control, (2) under common management and funded primarily by a single employer or (3) part of a family of funds, meaning a group of publicly offered investment companies (whether organized in the U.S. or outside the U.S.) that hold themselves out to investors as related companies for purposes of investment and investor services. For purposes of this Section 2.11, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Exchange Act.
(iii)    For purposes of this Section 2.11:
(A)    A stockholder or beneficial owner is deemed to “Own” only those outstanding shares of the Company that are entitled to vote generally in the election of Directors as to which the person possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares, except that the number of shares calculated in accordance with clauses (1) and (2) shall not include any shares (a) sold by such person in any transaction that has not been settled or closed, (b) borrowed by the person for any purposes or purchased by the person pursuant to an agreement to resell, or (c) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by the person, whether the instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Company that are entitled to vote generally in the election of Directors, if the instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, the person’s full right to vote or direct the voting of the shares, and/or (y) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of the shares by the person. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a stockholder or beneficial owner, have correlative meanings. For purposes of clauses (a) through (c), the term “person” includes its affiliates.
(B)    A stockholder or beneficial owner “Owns” shares held in the name of a nominee or other intermediary so long as the person retains both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in the shares. The person’s Ownership of shares is deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder.
(C)    A stockholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned the shares if the person has the power to recall the loaned shares on not more than five (5) business days’ notice.
(iv)    For purposes of this Section 2.11, the “Additional Information” referred to in Section 2.11(a) that the Company will include in its proxy statement is:
(A)    the information set forth in the Schedule 14N provided with the Stockholder Notice concerning each Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Company’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and
(B)    if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or, in the case of a group, a written statement of the group), not to exceed five hundred words, in support of its Stockholder Nominee(s), which must be provided at the same time as the Stockholder Notice for inclusion in the Company’s proxy statement for the annual meeting of stockholders (the “Statement”).
Notwithstanding anything to the contrary contained in this Section 2.11, the Company may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 2.11 shall limit the Company’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.
(c)    Stockholder Notice and Other Informational Requirements.
(i)    The Stockholder Notice shall set forth all information, representations and agreements required under Section 2.10(a)(ii) above (other than those required under Section 2.10(a)(ii)(C)(6) and (7)), including the information required with respect to (1) any nominee for election as a Director, (2) any stockholder giving notice of an intent to nominate a candidate for election, and (3) any stockholder, beneficial owner or other person on whose behalf the nomination is made under this Section 2.11. In addition, such Stockholder Notice shall include:
(A)    a copy of the Schedule 14N that has been or concurrently is filed with the Commission under the Exchange Act;
(B)    a written statement of the Eligible Stockholder (and in the case of a group, the written statement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder), which statement(s) shall also be included in the Schedule 14N filed with the Commission, (1) setting forth and certifying to the number of shares of the Company entitled to vote generally in the election of Directors that the Eligible Stockholder Owns and has Owned (as defined in Section 2.11(b)(iii)) continuously for at least three (3) years as of the date of the Stockholder Notice, (2) agreeing to continue to Own such shares through the annual meeting of stockholders and (3) indicating whether it intends to continue to Own such shares for at least one year following the annual meeting of stockholders;
(C)    the written agreement of the Eligible Stockholder (and in the case of a group, the written agreement of each stockholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Company, setting forth the following additional agreements, representations and warranties:
(1)    it shall provide (a) within five (5) business days after the date of the Stockholder Notice, one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, specifying the number of shares that the Eligible Stockholder Owns, and has Owned continuously in compliance with this Section 2.11, (b) within five (5) business days after the record date for the annual meeting of stockholders both the information required under Section 2.10(a)(ii)(C) (other than that required under Section 2.10(a)(ii)(C)(6) and (7)) and notification in writing verifying the Eligible Stockholder’s continuous Ownership of the Required Shares, in each case, as of such date, and (c) immediate notice to the Company if the Eligible Stockholder ceases to own any of the Required Shares prior to the annual meeting of stockholders;
(2)    it (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Company, and does not presently have this intent, (b) has not nominated and shall not nominate for election to the Board of Directors at the annual meeting of stockholders any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.11, (c) has not engaged and shall not engage in, and has not been and shall not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(1), in support of the election of any individual as a Director at the annual meeting of stockholders other than its Stockholder Nominee(s) or any nominee(s) of the Board of Directors, and (d) shall not distribute to any stockholder any form of proxy for the annual meeting of stockholders other than the form distributed by the Company; and
(3)    it will (a) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Company or out of the information that the Eligible Stockholder provided to the Company, (b) indemnify and hold harmless the Company and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Company or any of its Directors, officers or employees arising out of the Eligible Stockholder’s communications with the stockholders of the Company or out of the information that the Eligible Stockholder provided to the Company, (c) comply with all laws, rules, regulations and listing standards applicable to its nomination or any solicitation in connection with the annual meeting of stockholders, (d) file with the Commission any solicitation or other communication by or on behalf of the Eligible Stockholder relating to the Company’s annual meeting of stockholders, one or more of the Company’s Directors or Director nominees or any Stockholder Nominee, regardless of whether the filing is required under Regulation 14A of the Exchange Act, or whether any exemption from filing is available for the materials under Regulation 14A of the Exchange Act, and (e) at the request of the Company, promptly, but in any event within five (5) business days after such request (or by the day prior to the day of the annual meeting of stockholders, if earlier), provide to the Company such additional information as reasonably requested by the Company; and
(D)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination, and the written agreement, representation, and warranty of the Eligible Stockholder that it shall provide, within five (5) business days after the date of the Stockholder Notice, documentation reasonably satisfactory to the Company demonstrating that the number of stockholders and/or beneficial owners within such group does not exceed twenty (20), including whether a group of funds qualifies as one stockholder or beneficial owner within the meaning of Section 2.11(b)(ii).
All information provided pursuant to this Section 2.11(c)(i) shall be deemed part of the Stockholder Notice for purposes of this Section 2.11.
(ii)    To be timely under this Section 2.11, the Stockholder Notice must be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Company not later than the close of business on the one hundred twentieth (120th) day or earlier than the close of business on the one hundred fiftieth (150th) day prior to the anniversary date on which the Company first distributed its definitive proxy materials for the prior year’s annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within thirty (30) days before or after the first anniversary of the prior year’s annual meeting of stockholders, notice by the stockholder in order to be timely, must be so delivered, or so mailed and received, not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the date on which public disclosure (as defined in Section 2.10(c)(ii)) of the date of such annual meeting is first made by the Company. In no event shall the public disclosure of an adjournment or a postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.
(iii)    Within the time period for delivery of the Stockholder Notice, a written representation and agreement of each Stockholder Nominee shall be delivered to the Secretary of the Company at the principal executive offices of the Company, which shall be signed by each Stockholder Nominee and shall represent and agree (A) as to the matters set forth in Section 2.10(a)(ii)(A), and (B) that such Stockholder Nominee consents to being named as a nominee in any proxy statement and form of proxy relating to the annual meeting of stockholders and to serving as a Director if elected. At the request of the Company, the Stockholder Nominee must promptly, but in any event within five (5) business days after such request, submit all completed and signed questionnaires required of the Company’s nominees and provide to the Company such other information as it may reasonably request. The Company may request such additional information as necessary to permit the Board of Directors to determine if each Stockholder Nominee satisfies the requirements of this Section 2.11.
(iv)    In the event that any information or communications provided by the Eligible Stockholder or any Stockholder Nominees to the Company or its stockholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Stockholder or Stockholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Company’s right to omit a Stockholder Nominee from its proxy materials as provided in this Section 2.11.
(d)    Proxy Access Procedures.
(i)    Notwithstanding anything to the contrary contained in this Section 2.11, the Company may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee shall occur, notwithstanding that proxies in respect of such vote may have been received by the Company, if:
(A)    the Eligible Stockholder or Stockholder Nominee breaches any of its agreements, representations or warranties set forth in the Stockholder Notice or otherwise submitted pursuant to this Section 2.11, any of the information in the Stockholder Notice or otherwise submitted pursuant to this Section 2.11 was not, when provided, true, correct and complete (or omitted a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), or the Eligible Stockholder or applicable Stockholder Nominee otherwise fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, its obligations under this Section 2.11;

(B)    the Stockholder Nominee (1) is not independent under any applicable listing standards, any applicable rules of the Commission or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Company’s Directors, (2) is or has been, within the past three (3) years, an officer or Director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (3) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding (excluding traffic violations and other minor offenses) within the past ten (10) years, (4) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or (5) shall have provided any information to the Company or its stockholders that was untrue in any material respect or that omitted to state a material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading;
(C)    the Company has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements for stockholder nominees for Director in Section 2.10(a); or
(D)    the election of the Stockholder Nominee to the Board of Directors would cause the Company to violate the Certificate of Incorporation, these Bylaws, or any applicable law, rule, regulation or listing standard.
(ii)    An Eligible Stockholder submitting more than one Stockholder Nominee for inclusion in the Company’s proxy materials pursuant to this Section 2.11 shall rank such Stockholder Nominees based on the order that the Eligible Stockholder desires such Stockholder Nominees to be selected for inclusion in the Company’s proxy materials and include such assigned rank in its Stockholder Notice submitted to the Company. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.11 exceeds the Authorized Number, the Stockholder Nominees to be included in the Company’s proxy materials shall be determined in accordance with the following provisions: one Stockholder Nominee who satisfies the eligibility requirements in this Section 2.11 shall be selected from each Eligible Stockholder for inclusion in the Company’s proxy materials until the Authorized Number is reached, going in order of the amount (largest to smallest) of shares of the Company each Eligible Stockholder disclosed as Owned in its Stockholder Notice submitted to the Company and going in the order of the rank (highest to lowest) assigned to each Stockholder Nominee by such Eligible Stockholder. If the Authorized Number is not reached after one Stockholder Nominee who satisfies the eligibility requirements in this Section 2.11 has been selected from each Eligible Stockholder, this selection process shall continue as many times as necessary, following the same order each time, until the Authorized Number is reached. Following such determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.11 thereafter is nominated by the Board of Directors, thereafter is not included in the Company’s proxy materials or thereafter is not submitted for Director election for any reason (including the Eligible Stockholder’s or Stockholder Nominee’s failure to comply with this Section 2.11), no other nominee or nominees shall be included in the Company’s proxy materials or otherwise submitted for election as a Director at the applicable annual meeting of stockholders in substitution for such Stockholder Nominee.
(iii)    Any Stockholder Nominee who is included in the Company’s proxy materials for a particular annual meeting of stockholders but either (A) withdraws from or becomes ineligible or unavailable for election at such annual meeting for any reason, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such withdrawal, ineligibility or unavailability commence a new time period (or extend any time period) for the giving of a Stockholder Notice) or (B) does not receive in favor of such Stockholder Nominee’s election at least twenty-five percent (25%) of the votes cast with respect to such Stockholder Nominee’s election, shall be ineligible to be a Stockholder Nominee pursuant to this Section 2.11 for the next two (2) annual meetings of stockholders.
(iv)    Notwithstanding the foregoing provisions of this Section 2.11, unless otherwise required by law or otherwise determined by the chairperson of the meeting or the Board of Directors, if the stockholder delivering the Stockholder Notice (or a qualified representative of the stockholder, as defined in Section 2.10(c)(i)) does not appear at the annual meeting of stockholders of the Company to present its Stockholder Nominee or Stockholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Stockholder Nominee or Stockholder Nominees may have been received by the Company.
(v)    The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.11 and to make any and all determinations necessary or advisable to apply this Section 2.11 to any persons, facts or circumstances, including, without limitation, the power to determine (A) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (B) whether a Stockholder Notice complies with this Section 2.11 and has otherwise met the requirements of this Section 2.11, (C) whether a Stockholder Nominee satisfies the qualifications and requirements in this Section 2.11, and (D) whether any and all requirements of this Section 2.11 (or any applicable requirements of Section 2.10) have been satisfied. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including, without limitation, the Company and its stockholders (including, without limitation, any beneficial owners).
(vi)    For the avoidance of doubt, nothing in this Section 2.11 shall limit the Company’s ability to solicit against any Stockholder Nominee or include in its proxy materials the Company’s own statements or other information relating to any Eligible Stockholder or Stockholder Nominee, including any information provided to the Company pursuant to this Section 2.11.
(vii)    Other than pursuant to Rule 14a-19 under the Exchange Act, this Section 2.11 shall be the exclusive method for stockholders to include Director nominees for election in the Company’s proxy materials.

ARTICLE III
BOARD OF DIRECTORS
3.1    Number and Qualifications. The business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of Directors constituting the entire Board of Directors shall be not less than six (6) nor more than sixteen (16), as fixed from time to time exclusively by resolution of a majority of the entire Board of Directors. As used in these Bylaws, the term “entire Board of Directors” means the total authorized number of Directors that the Company would have if there were no vacancies.
3.2    Term. Subject to any rights of holders of preferred stock, if any, to elect directors, each director shall hold office for the applicable term set forth in the Certificate of Incorporation. Notwithstanding the expiration of the term of a director, the director shall continue to hold office until a successor shall be elected and qualified or until his or her earlier death, resignation, disqualification or removal.
3.3    Resignation. A Director may resign at any time by giving written notice to the Chairperson of the Board, the Chief Executive Officer, the Lead Director (if any) or the Secretary. Unless otherwise stated in such notice of resignation, the acceptance thereof shall not be necessary to make it effective; and such resignation shall take effect at the time or upon the happening of an event specified therein or, in the absence of such specification, it shall take effect upon the receipt thereof.
3.4    Vacancies. Subject to the provisions of the Certificate of Incorporation and the rights of the holders of any class or series of preferred stock to elect directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Subject to the provisions of the Certificate of Incorporation, any directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified or until their death, resignation, disqualification or removal.
3.5    Regular Meetings. Regular meetings of the Board of Directors may be held without further notice on such date and at such time and place as shall from time to time be determined by the Board of Directors. A meeting of the Board of Directors for the election of officers and the transaction of such other business as may come before it may be held without notice immediately following the annual meeting of stockholders.
3.6    Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Director, or at the request in writing or by the affirmative vote of a majority of the Directors then in office.
3.7    Notice of Special Meetings. Notice of the time and place of each special meeting of the Board of Directors shall be mailed to each Director at least two (2) days before the meeting at his or her residence or usual place of business, or telegraphed, telecopied or electronically transmitted or delivered personally or by telephone to such Director at least one (1) day before the meeting but such notice may be waived by such Director. The notice need not state the purposes of the special meeting of the Board of Directors and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting of the Board of Directors.
3.8    Place of Meetings. The Directors may hold their meetings and have an office or offices within or outside of the State of Delaware as the Board of Directors may from time to time determine.
3.9    Participation in Meetings by Other Communications Equipment. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.
3.10    Quorum. A majority of the total number of Directors then holding office shall constitute a quorum. If a quorum does not exist, a majority of the Directors present may adjourn the meeting of the Board of Directors from time to time without notice, other than announcement at the meeting, until a quorum shall be obtained.
3.11    Chairperson of the Board. The Board of Directors, in its discretion, may choose a Chairperson of the Board (who shall be a Director but need not be elected as an officer). The Chairperson of the Board shall perform such duties and may exercise such powers as may from time to time be assigned by these Bylaws or by the Board of Directors.
3.12    Organization. The Chairperson of the Board, or, in the absence of the Chairperson of the Board, the independent Lead Director (if any), or, in the absence of the Chairperson and independent Lead Director, a member of the Board of Directors selected by the majority of the entire Board of Directors, shall preside at meetings of the stockholders and meetings of the Board of Directors. The Secretary or an Assistant Secretary of the Company shall act as secretary, but in the absence of the Secretary or an Assistant Secretary, the presiding officer may appoint a secretary.
3.13    Compensation of Directors. Directors shall receive such compensation for their services on the Board of Directors and any committee thereof and such reimbursement for their expenses of attending meetings of the Board of Directors and any committee thereof as the Board of Directors may determine from time to time.
3.14    Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
3.15    Interested Transactions. No contract or transaction between the Company and one or more of its Directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of the Company’s Directors or officers are Directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board of Directors or committee thereof that authorizes the contract or transaction, or solely because any such Director’s or officer’s vote is counted for such purpose if: (a) the material facts as to the Director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; (b) the material facts as to the Director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.
3.16    Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Company are listed for trading, if a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company and may authorize the seal of the Company to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III. Notwithstanding anything to the contrary contained in this Article III, any resolution of the Board of Directors establishing or directing any committee of the Board of Directors or establishing or amending the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling. No committee of the Board of Directors shall have the power or authority to (a) approve or adopt, or recommend to stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval; or (b) adopt, amend, or repeal these Bylaws. No committee of the Board of Directors shall take any action that is required by these Bylaws, the Certificate of Incorporation or the DGCL to be taken by a vote of a specified proportion of the entire Board of Directors.

ARTICLE IV
OFFICERS
4.1    Positions and Election. The officers of the Company shall consist of a Chief Executive Officer, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Business Presidents, Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate. Officers at the level below Senior Vice President may be appointed by the Chief Executive Officer. Any two or more offices may be held by the same person. Officers may, but need not, be Directors or stockholders of the Company.
4.2    Term. Each officer of the Company shall hold office until such officer’s successor is duly elected and qualified or until such officer’s earlier death, resignation or removal. The Board of Directors may remove any officer at any time with or without cause by the majority vote of the members of the Board of Directors.
4.3    Resignation. Any officer of the Company may resign at any time by giving written notice of his or her resignation to the Chief Executive Officer or the Secretary. Such resignation shall be effective upon receipt unless such notice provides that the resignation is effective at some later time or upon the occurrence of some later event.
4.4    Vacancies. A vacancy occurring in any office shall be filled in the same manner as provide for the election or appointment to such office.
4.5    Chief Executive Officer. The Chief Executive Officer shall have general charge and supervision of the business of the Company subject to the direction of the Board of Directors, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board of Directors.
4.6    Business Presidents; Vice Presidents. Each Business President and Vice President shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.
4.7    Secretary; Assistant Secretary. The Secretary, or an Assistant Secretary, shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be assigned by the Board of Directors. The Secretary, or an Assistant Secretary, shall keep in safe custody the seal of the Company and have authority to affix the seal to all documents requiring it and attest to the same.
4.8    Treasurer; Assistant Treasurer. The Treasurer, or an Assistant Treasurer, shall have the custody of the corporate funds and other property of the Company, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of

Directors. The Treasurer, or an Assistant Treasurer, shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and whenever requested by the Board of Directors, shall render an account of all his or her transactions as treasurer and of the financial condition of the Company, and shall perform such other duties as may be assigned by the Board of Directors.
4.9    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding the provisions herein.
4.10    Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the Chief Executive Officer or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.
ARTICLE V
INDEMNIFICATION
5.1    Mandatory Indemnification. The Company shall indemnify, to the fullest extent permitted by Delaware law, any person who was or is a defendant or is threatened to be made a defendant to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:
(a)    is or was a Director, officer or employee of the Company;
(b)    is or was a Director, officer or employee of the Company and is or was serving at the request of the Company as a Director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise; or
(c)    is or was serving at the request of the Company as a Director, trustee, member, member representative or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
5.2    Permitted Indemnification. The Company may indemnify, to the fullest extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person:
(a)    is or was a Director, officer, employee or agent of the Company; or
(b)    is or was serving at the request of the Company as a Director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
5.3    Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by any person who is or was a Director or officer of the Company, or any person who is or was serving at the request of the Company as a Director, trustee, member, member representative or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, in defending or investigating a threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Company to the fullest extent permitted by Delaware law in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately shall be determined that such person is not entitled to be indemnified by the Company as authorized in this Article V. Such expenses (including attorneys’ fees) incurred by any person who is or was an employee or agent of the Company, or any person who is or was serving at the request of the Company as an employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
5.4    Judicial Determination of Mandatory Indemnification or Mandatory Advancement of Expenses. Any person may apply to any court of competent jurisdiction in the State of Delaware to order indemnification or advancement of expenses to the extent mandated under Sections 5.1 or 5.3 above. The basis of such order of indemnification or advancement of expenses by a court shall be a determination by such court that indemnification of, or advancement of expenses to, such person is proper in the circumstances. Notice of any application for indemnification or advancement of expenses pursuant to this Section 5.4 shall be given to the Company promptly upon the filing of such application. The burden of proving that such person is not entitled to such mandatory indemnification or mandatory advancement of expenses, or that the Company is entitled to recover the mandatory advancement of expenses pursuant to the terms of an undertaking, shall be on the Company. If successful in whole or in part in obtaining an order for mandatory indemnification or mandatory advancement of expenses, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, such person shall also be entitled to be paid all costs (including attorneys’ fees and expenses) in connection therewith.
5.5    Nonexclusivity. The indemnification and advancement of expenses mandated or permitted by, or granted pursuant to, this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any Bylaw, agreement, contract, vote of stockholders or disinterested Directors, or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise both as to action by the person in an official capacity and as to action in another capacity while holding such office it being the policy of the Company that indemnification of the persons specified in Section 5.1 and Section 5.3 shall be made to the fullest extent permitted by law. The provisions of this Article V shall not be deemed to preclude the indemnification of any person who is not specified in Section 5.1 or 5.3, but whom the Company has the power or obligation to indemnify under Delaware law or otherwise.
5.6    Insurance. The Company may, but shall not be obligated to, purchase and maintain insurance at its expense on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was a Director or officer of the Company serving at the request of the Company as a Director, officer, trustee, member, member representative, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in any such capacity, or arising out of the person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of this Article V.
5.7    Definitions. For the purposes of this Article V references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, trustees, members, member representatives, officers, employees or agents, so that any person who is or was a Director, trustee, member, member representative, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a Director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. The term “other enterprise” as used in this Article V shall include employee benefit plans. References to “fines” in this Article V shall include excise taxes assessed on a person with respect to an employee benefit plan. The phrase “serving at the request of the Company” shall include any service as a Director, trustee, member, member representative, officer, employee or agent that imposes duties on, or involves services by, such Director, trustee, member, member representative, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries.
5.8    Survival. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a person who has ceased to be a Director, officer, employee or agent of the Company, and to a person who has ceased to serve at the request of the Company as a Director, trustee, member, member representative, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, and, in each case, shall inure to the benefit of the heirs, executors and administrators of such person.
5.9    Repeal, Amendment or Modification. Any repeal, amendment or modification of this Article V shall not affect any rights or obligations then existing between the Company and any person referred to in this Article V with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon such state of facts.
ARTICLE VI
MISCELLANEOUS
6.1    Seal. The corporate seal shall have inscribed upon it the name of the Company, the year “2024” and the words “Seal” and “Delaware.” The Secretary shall be in charge of the seal and may authorize a duplicate seal to be kept and used by any other officer or person.
6.2    Waiver of Notice. Whenever any notice is required to be given to any stockholder or Director, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, shall be deemed equivalent thereto.
6.3    Forum for Adjudication of Certain Disputes. Unless the Company consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former Director, officer, other employee, stockholder, or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim against the Company or any current or former Director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws (each, as in effect from time to time), or (d) any action asserting a claim against the Company or any current or former Director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, then the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, except that, in each such case, if the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, then such action or proceeding shall not be required to be brought in another state or federal court located within the State of Delaware. Notwithstanding the foregoing, unless the Company gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or any rules or regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 6.3. Failure to enforce the foregoing provisions would cause the Company irreparable harm and the Company shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Company’s ongoing consent right as set forth above in this Section 6.3 with respect to any current or future actions or claims. Notwithstanding anything to the contrary in this Section 6.3, nothing contained in this Section 6.3 shall apply to any action brought to enforce any duty or liability created by the Exchange Act or any rules or regulations promulgated thereunder, to the extent such application would be contrary to law.
6.4    Offices. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company. The Company may also have offices at such other places within or outside of the State of Delaware as the Board of Directors may from time to time determine or the business of the Company may from time to time require.
6.5    Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the Corporation shall end on December 31.
6.6    Contracts. Except as otherwise provide in these Bylaws, the Board of Directors may authorize any officer or officers to enter into any contract or to execute or deliver any instrument on behalf of the Company and such authority may be general or limited to specific instances. Any officer so authorized may, unless the authorizing resolution otherwise provides, delegate such authority to one or more subordinate officers, employees or agents, and such delegation may provide for further delegation.
6.7    Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Company shall be signed, endorsed or accepted in the name of the Company by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.
6.8     Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 3.14), and may be paid in cash, in property, or in shares of the Company’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Company, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.
6.9    Conflict with Applicable Law or Certificate of Incorporation. These Bylaws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VII
AMENDMENT OF BYLAWS
7.1    Amendment of Bylaws. Subject to Section 7.2, the Board of Directors is expressly authorized and shall have the power to amend, alter, change, modify, supplement, repeal or adopt any provision of these Bylaws at any regular or special meeting of the Board of Directors at which there is a quorum by the affirmative vote of a majority of the total number of Directors present at such meeting, or by unanimous written consent in accordance with Section 3.14. Subject to Section 7.2, the stockholders also shall have power to amend, alter, change, modify, supplement, repeal or adopt any provision of these Bylaws at any annual or special meeting of stockholders subject to the requirements of these Bylaws and the Certificate of Incorporation by the affirmative vote of the holders of a majority of the voting power of all the shares of capital stock of the Company then entitled to vote generally in the election of Directors, voting together as a single class.
7.2    Amendment Requiring Series A Preferred Stockholders Vote. Notwithstanding anything in the Certificate of Incorporation or these Bylaws to the contrary, the unanimous affirmative vote of the holders of all of the outstanding shares of Series A Preferred Stock of the Company, voting separately as a single class, shall be required for the matters set forth in the Series A Preferred Stock Certificate of Designation (as defined in the Certificate of Incorporation), including Section 5 thereof. Any amendment, alteration, change, modification, supplement, repeal or adoption of any provision of these Bylaws or attempt thereof, directly or indirectly (including, without limitation, through any supplement, merger, combination, consolidation, tender offer, scheme of arrangement, sale, disposition, divestiture, acquisition, settlement, exchange (including, without limitation, any exchange for securities or other obligations or instruments (including, without limitation, equity-linked, derivative, synthetic or otherwise)), conversion (statutory or otherwise), swap, transfer, assignment, delegation, issuance, dividend, continuance, reclassification, stock split, recapitalization, reorganization, dissolution, termination, restructuring, joint venture, strategic partnership, migration, change in jurisdiction, division (statutory or otherwise), demerger, spin-off, split-off, separation, dividend, distribution, rights offering, or other corporate action or event, including in a single transaction or a series of related transactions), without the vote required under the Series A Preferred Stock Certificate of Designation, and any such amendment, alteration, change, modification, supplement, repeal or adoption, or attempt thereof, and any documentation thereof or related thereto, shall be expressly ultra vires, null and void ab initio and of no force or effect.
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